SHAREHOLDER INFORMATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of April 15, 2007, or such other compliance date mandated by Rule 22c-2 under the Investment Company Act of 1940 (“Rule 22c-2”), whichever is later, by and between AMERICAN CENTURY INVESTMENT SERVICES, INC. (“ACIS”), and the party signing below (“Intermediary”) with an effective date of October 15, 2007.

WHEREAS, Intermediary offers or otherwise makes available American Century mutual funds (the “Funds”) to or for clients of Intermediary through its Separate Account No. 1, No.2 and No.3, as well as through American Separate accounts No.2 and No.3; and

WHEREAS, pursuant to Rule 22c-2, ACIS is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in Separate Accounts used as funding vehicles for variable insurance products and submits orders directly to the Funds’ transfer agent or to a registered clearing agency; and

WHEREAS, Intermediary has asserted its position that it is exempt from the Rule 22c-2 Information Sharing Agreement requirement, but due to impending time deadlines and the practical consequences to its customers of not entering into such an agreement by the April 16, 2007 deadline, it is entering into this Agreement at the request of ACIS without prejudice to or waiver of its claim of exemption.

WHEREAS, This Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

1 Agreement to Comply with Policies. Intermediary represents and warrants that it will comply with its policies and procedures designed to prevent excessive trading as set forth in the prospectuses of Intermediary’s separate accounts.

2. Agreement to Provide Shareholder Information. In regard to Contract Owner-Initiated Transfer Purchases and Contract Owner-Initiated Transfer Redemptions in ACIS Funds, Intermediary agrees to provide a requesting Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. It is understood and agreed that the furnishing of identification information of investment professionals is in no way intended to imply or indicate that any such investment professionals are engaged in any form of impropriety. While it is agreed that generally Intermediary will only be required to provide information regarding Contract Owner-Initiated Transfer Purchases and Contract Owner-Initiated Transfer Redemptions, upon the specific further request of the Fund, Intermediary agrees to provide information regarding all transactions of a Shareholder involving an ACIS Fund when it reasonably deems necessary to investigate compliance with policies compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(a)	Period Covered by Request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate the Company’s compliance with its policies and procedures designed to prevent excessive trading or, to the extent the Fund withdraws permission for the Intermediary’s application of its policies and this agreement remains in effect, compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, but shall not make a request for any information older than 12 months from the date of the request. In recognition that systems and other changes are necessary by the Intermediary in connection herewith, ACIS agrees that it shall not make any information requests or provide instructions until on or after October 15, 2007.

(b)	While ACIS may request information on behalf of the funds at any time, ACIS does not anticipate making daily requests for information because the Intermediary has a frequent trading policy which has been provided to ACTS. The Intermediary will be permitted to continue to apply its own frequent trading policy as disclosed in its current prospectus. If ACIS reasonably determines that the Intermediary’s policy has been changed or is not being implemented satisfactorily, such that there is a risk of excessive trading that may dilute the value of outstanding fund shares, or for any other reason deemed appropriate by ACIS, ACIS may in its sole discretion request transactional data as frequently as daily in accordance with the terms of this Agreement. If the Intermediary maintains its policy that does not present a risk of such excessive trading that would dilute the value of the outstanding shares in the fund, ACIS will not typically and routinely request or receive individual account data from the Intermediary, but ACTS reserves the right to request and receive such data as it deems necessary to ensure the Intermediary’s compliance with its policy.

(c)	Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2.

(d)	Limitations on Use of Information. (i) ACTS agrees that the information provided by the Intermediary pursuant to the within Agreement will not be used for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the Fund, (B) collecting purchase or redemption fees (if any), or (C) fulfilling other regulatory or legal requirements, subject to the privacy provisions of Title V of the Gramm-Leach-Biiley Act (Public Law 106-1 02) and comparable state laws.

(ii)	ACIS has established and maintains procedures for the notification of affected persons in the event of a breach of security involving confidential information owned, licensed or maintained by ACIS and relating to such persons. Without intending to restrict, waive or limit any rights and remedies available at law or in equity, including for example, indemnification, on the part of the party furnishing information, ACIS agrees to notify the Intermediary promptly following the discovery or notification of any breach of security involving information provided to ACIS by the Intermediary in accordance with ACIS’ notification procedures as in effect from time to time. ACIS agrees to reimburse the Intermediary for: (A) its direct costs for the notification of any Variable Insurance Product owner(s) or participant(s) whose information was subject to the breach that resulted in notification by ACIS to the Intermediary under this paragraph (e), and (B) any other costs the Intermediary is required by law to incur; each to the extent caused by a breach of security described in this paragraph (e) involving information provided to ACIS by the Intermediary pursuant to paragraph (b) above.

3.	Agreement to Restrict Trading. To the extent that the Fund withdraws permission for the Company to apply its policies and procedures designed to prevent excessive trading and this agreement remains in effect, Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by the Fund for a Variable Product Owner that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by ACIS, any such restrictions or prohibitions shall only apply to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions that are effected directly or indirectly through the Intermediary. The parties acknowledge that the Intermediary’s ability to execute ACTS ‘ instructions may be limited by certain contractual obligations contained in the Variable Insurance Products, certain rights contained in the Variable Insurance Product prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Intermediary reasonably believes that it is prevented from complying with a request from ACIS to restrict or prohibit trading, the Intermediary will notify ACIS within three days of receiving such request and will work cooperatively with ACIS to determine whether other actions may be taken by the Intermediary in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund.

(a)	Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Intermediary.

(c) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

4. Identification of Financial Intermediaries. Intermediary agrees to (i) maintain, and provide to the Fund upon request, a complete and current list of all intermediaries that submit trades to the Fund through the Intermediary for which the Intermediary is not authorized to execute this Shareholder Information Agreement on their behalf; (ii) not to purchase any securities from the Fund on behalf of an intermediary that does not, at the time of the purchase, have a valid Shareholder Information Agreement in effect with the Fund either directly or through the Intermediary; and (iii) to inform the Fund in the event an intermediary that had previously authorized the Intermediary to act on its behalf for purposes of this Shareholder Information Agreement revokes such authorization. Such notification shall be provided to the Fund no later than 10 days after the Intermediary first receives notice of the revocation.

5. Definitions. For purposes of this Agreement:

(a) The term “Fund” includes each fund’s principal underwriter (ACIS) and transfer agent (American Century Services, LLC). The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b).

(b) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by Intermediary.

(c) The term “Shareholder” means (i) for all Intermediaries other than retirement plan recordkeepers or insurance companies, the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name; (ii) for all Intermediaries that are retirement plan recordkeepers, the Plan participant, notwithstanding that the Plan may be deemed to be the beneficiary owner of Shares; and (iii) for all Intermediaries that are insurance companies, the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary.

(c) The term “written” includes electronic writings and facsimile transmissions.

(d) The term “Contract Owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Variable Insurance Product owner that results in a transfer of assets within a Variable Insurance Product to a Portfolio, but does not include transactions that are executed: (A) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Insurance Product to a Portfolio as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (B) pursuant to a Variable Insurance Product death benefit; (C) one-time step-up in Variable Insurance Product value pursuant to a Variable Insurance Product death benefit; (D) pursuant to allocation of assets to a Portfolio through a Variable Insurance Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Variable Insurance Product; or (E) pre-arranged transfers at the conclusion of a required free look period.

(f) The term “Contract Owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Variable Insurance Product Owner that results in a transfer of assets within a Variable Insurance Product out of a Portfolio, but does not include transactions that are executed: (A) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Insurance Product out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (B) as a result of any deduction of charges or fees under a Variable Insurance Product; (C) within a Variable Insurance Product out of a Portfolio as a result of scheduled withdrawals or surrenders from a Variable Insurance Product; or (D) as a result of payment of a death benefit from a Variable Insurance Product.

(g) The term “Variable Insurance Product” means those variable life insurance policies or annuity contracts issued by Intermediary or The American Life Insurance Company of New York that invest in the above mentioned Separate Accounts.

6. Termination. _It is intended that this provision amends and supplements, and does not replace, the Termination provisions of the applicable Fund Participation Agreement(s).

(a)	it is agreed that, should Intermediary reasonably believe at any time after October 15, 2007 that the information sharing is unduly disruptive, burdensome and costly to its Separate Accounts, or if it determines that the instructions of the Fund or its designee place it in a position that may cause exposure to claims by its contract holders and policyholders or regulatory authorities having jurisdiction over its insurance business, Company may elect to terminate the applicable Fund Participation Agreement(s) and the within Agreement upon written notice to Fund sent at least 30 days prior to the date of termination.

(b)	This Agreement may be terminated immediately upon notice by the Company if the Fund withdraws permission for the Company to apply its own policies and procedures designed to prevent excessive trading, recognizing in such event that the Company could not purchase securities issued by the Fund thereafter.

7. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the latest date set forth below.

AMERICAN CENTURY INVESTMENT
SERVICES, INC.		Mutual of America Life Insurance Company

By:		By:
Name:	LISA TONGIER	Name:	John R. Greed
Title:	VICE PRESIDENT
Date:	4/16/07
		Title:	Senior Executive Vice President and Treasurer
		Date:	4/12/07

		Contact Name:	JOHN R. GREED
		Address:	320 PARK AVENUE
New York, NY 10022-6839
		Phone No:	(212) 224-1893
		Email address:	john.greed@mutualofamerica.com

If Intermediary trades through the NSCC, provide assigned NSCC trading numbers:

American Century Assigned Trading Numbers: Dealer #

                                                                                TPA #